March 11, 2002


Securities and Exchange Commission
Mail Stop 11-3
450 - 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 7, 2002, to be filed by our former client, Burst.com. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,




/s/ BDO Seidman, LLP
San Francisco, California